Exhibit 99
Digi International Reports 15.5% Revenue Increase
for Fiscal 2006 over Fiscal 2005
(Minneapolis, MN, November 2, 2006) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $144.7 million for the fiscal year ended September 30, 2006 compared to $125.2 million for the fiscal year ended September 30, 2005, an increase of $19.5 million, or 15.5%. MaxStream, Inc. (MaxStream) was acquired on July 27, 2006, providing a strong entry into the wireless device networking market. Other financial highlights for the quarter and the fiscal year include:
•	Digi’s net sales of $41.1 in the fourth quarter of 2006 are the highest net sales achieved in the past 27 quarters.

•	The Rabbit and MaxStream branded products both outperformed revenue expectations for the fourth quarter of 2006.

•	Digi has reported net income for fifteen consecutive quarters.

•	Digi met its annual revenue and earnings per share guidance, generated strong cash from operations, and continued to maintain a healthy balance sheet in fiscal 2006.
Digi’s revenue for the fourth quarter of 2006 was $41.1 million, compared to $36.2 million in the fourth quarter of 2005, an increase of 13.4%. MaxStream contributed $3.2 million in revenue for the fourth quarter. Revenue from embedded products in the fourth quarter of 2006, including microprocessors and development tools, embedded modules, core modules and single-board computers, and network interface cards, was $17.2 million compared to $14.0 million in the fourth quarter of 2005, or an increase of 22.8%. Revenue from non-embedded products, including multi-port serial adapters, network connected products including terminal servers and non-embedded device servers, universal serial bus connected products, and cellular products, was $23.9 million, compared with $22.2 million in the fourth quarter of 2005, or an increase of 7.4%.
Digi reported net income of $3.0 million for the fourth quarter of 2006, or $0.12 per diluted share, compared with $3.4 million in the fourth quarter of 2005, or $0.15 per diluted share. Digi recorded a $0.5 million pre-tax charge in the fourth quarter of 2006 for stock-based compensation as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R), in the first quarter of 2006, equating to $0.02 per diluted share. In-process research and development and other acquisition-related expenses associated with MaxStream also reduced earnings per diluted share by $0.08 in the fourth quarter of 2006. In addition, during the fourth quarter of 2006, Digi recorded a reversal of approximately $1.0 million of tax reserves, primarily related to the settlement of a French tax audit for a prior fiscal year, equating to a positive impact of $0.04 per diluted share. Earnings per diluted share for the fourth quarter of 2006 excluding the aforementioned items were $0.18.

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 2
Gross profit margin in the fourth quarter of 2006 was 52.4% compared to 55.3% during the same quarter of fiscal 2005. The decrease was due to product mix changes among the products within both the embedded and non-embedded product groups, as well as higher manufacturing expenses. Gross profit margin includes the amortization of identifiable intangibles for purchased and core technology, which has been reclassified from general and administrative expenses for all periods presented. The amortization of purchased and core technology reduced gross margin in the fourth quarter of 2006 and 2005 by 3.2% and 3.3%, respectively. Acquisition-related expenses also reduced gross margin by 0.3% in the fourth quarter of 2006.
Total operating expenses in the fourth quarter of 2006 were $18.2 million, compared with $15.0 million in the fourth quarter of 2005. Incremental operating expenses for MaxStream were $3.1 million in the fourth quarter of 2006, including a charge of $2.0 million for acquired in-process research and development. A $0.5 million pre-tax charge for stock-based compensation was also included in operating expenses in the fourth quarter of 2006.
For the fiscal year ended September 30, 2006, Digi reported revenue of $144.7 million, compared with $125.2 million for the twelve months ended September 30, 2005, an increase of 15.5%. Revenue from embedded products in 2006 was $58.0 million, compared to $37.7 million in 2005, or an increase of 53.7%. Revenue from non-embedded products was $86.7 million, compared to $87.5 million in 2005, a decrease of 0.9%. Revenue from embedded products includes modules and chips associated with the Rabbit and FS Forth acquisitions which were completed in the third quarter of 2005, and certain products acquired in connection with the acquisition of MaxStream, completed in the fourth quarter of 2006.
For the year ended September 30, 2006, Digi reported net income of $11.1 million, or $0.46 per diluted share, compared with $17.7 million, or $0.76 per diluted share, for the comparable period in the prior year. Earnings per diluted share for fiscal 2006 and 2005 was $0.58 and $0.53, respectively, excluding the impact of stock-based compensation expenses, acquired in-process research and development and other acquisition-related expenses, and the reversal of tax reserves related primarily to the settlement of audits with the French government and the IRS.
Total operating expenses for the full year 2006 were $64.3 million compared to $54.5 million in fiscal 2005. Operating expenses were higher in 2006 compared to 2005 primarily as a result of higher expenses related to acquisitions completed in the third quarter of fiscal 2005. In addition, operating expenses for MaxStream, acquired on July 27, 2006, were $3.1 million, including $2.0 million for in-process research and development.
Digi’s cash and cash equivalents and marketable securities balance at the end of 2006 was $58.9 million, an increase of $8.7 million over last year’s cash and cash equivalents and marketable securities balance at the end of 2005. During fiscal 2006, Digi spent $16.1 million in cash on the acquisition of MaxStream, net of acquired cash of $3.7 million. Digi’s cash per share on September 30, 2006, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of September 30, 2006 of 25,037,144, was $2.35. Digi’s current ratio is 4.6 to 1, and the Company has no debt other than capital lease obligations.

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 3
“We are happy to report another year of significant growth,” said Joe Dunsmore, Digi’s Chief Executive Officer. “We believe our recent acquisition of MaxStream will greatly enhance our wireless offerings in a rapidly growing market segment. We are confident that we have the right people, technology, and foresight to continue to increase value for our shareholders in fiscal 2007 and beyond.”
Fiscal 2006 Business Highlights:
•	Digi introduced the Connect WAN Sync, a commercial grade wireless WAN router designed primarily for the automated teller machine (ATM) market.

•	Digi’s high speed Wireless WAN Router was certified by Verizon Wireless for use on Verizon’s high speed EV-DO network.

•	The Company acquired wireless leader MaxStream™, Inc. — a fast-growing, privately held corporation that is a leader in the wireless device networking market. The two companies’ completely complementary product lines have helped move Digi into a leadership position in wireless device networking.

•	Digi International was listed on the NASDAQ Global Select Market, which has the highest listing standards of any market in the world as measured by financial and liquidity requirements.

•	Digi expanded its wireless/cellular router family with the introduction of the ConnectPort™ WAN, the industry’s first upgradeable, commercial-grade 3G wireless WAN router.

•	Rabbit announced the availability of the Rabbit 4000 microprocessor, which is the newest addition to the highly successful Rabbit line of microprocessors and offers new and improved features from integrated Ethernet to hardware DMA.

•	Digi achieved the Gold Level in the Microsoft Windows Embedded Partners Program (WEP). The Gold level of WEP makes it easy for customers of Windows Embedded to identify best-in-class partners for Microsoft embedded platforms. Sistemas Embebidos, a subsidiary of Digi, is recognized in the System Integrator category for its excellence in building and enabling solutions on Windows CE and Windows XP Embedded.

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 4
First Fiscal Quarter 2007 and Full Year Guidance
For the first quarter of fiscal 2007, Digi expects revenue to be in the range of $38 million to $43 million. Digi expects first fiscal quarter 2007 earnings per diluted share to be in a range of $0.10 to $0.16.
For the full fiscal year, Digi expects fiscal 2007 revenue to be in the range of $168 million to $178 million, or an increase over fiscal 2006 revenue of 16.1% to 23.0%. Digi expects GAAP earnings per diluted share growth in fiscal year 2007 of approximately 30% over fiscal year 2006 and we anticipate GAAP earnings per diluted share to be in a range of $0.53 to $0.65.
Fourth Fiscal Quarter and Full Year 2006 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, November 2 at 4:00 p.m. CST, to join the call by dialing (800) 729-7116. International participants may access the call by dialing (415) 537-1842. A replay will be available, beginning two hours after the completion of the call, for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21306477 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 5

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Tom Caden / Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 6
Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net sales	$41,047	$36,208	$144,663	$125,198
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)(A)	18,196	15,026	62,322	49,516
Amortization of purchased and core technology (B)	1,329	1,164	4,836	4,191

Gross profit	21,522	20,018	77,505	71,491

Operating expenses:
Sales and marketing (A)	7,761	7,040	28,591	26,339
Research and development (A)	5,634	4,681	20,861	16,531
General and administrative (A)	2,147	2,818	10,692	10,005
Intangibles amortization (B)	599	502	2,138	1,359
In-process research and development	2,000	—	2,000	300

Total operating expenses	18,141	15,041	64,282	54,534

Operating income	3,381	4,977	13,223	16,957
Other income, net	583	217	2,044	1,026

Income before income taxes	3,964	5,194	15,267	17,983
Income tax provision	949	1,773	4,154	318

Net income	$3,015	$3,421	$11,113	$17,665

Net income per common share, basic	$0.12	$0.15	$0.48	$0.79

Net income per common share, diluted	$0.12	$0.15	$0.46	$0.76

Weighted average common shares, basic	24,434	22,654	23,338	22,450

Weighted average common shares, diluted	25,276	23,210	24,080	23,371

(A)	Stock-based compensation expense charges due to adopting FAS 123R as of October 1, 2005 are included in the above income statement for the three and twelve months ended September 30, 2006 as shown below:

Cost of sales	$24	$89
Sales and marketing	190	694
Research and development	129	530
General and administrative	204	976

	$547	$2,289

(B)	Amortization of purchased and core technology has been reclassified from identifiable intangibles amortization expense which is a component of general and administrative expense, to a separate line item within cost of sales for all periods presented.

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 7
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2006	September 30, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,674	$12,990
Marketable securities	43,207	37,184
Accounts receivable, net	20,305	16,897
Inventories, net	21,911	18,527
Other	5,528	5,115

Total current assets	106,625	90,713

Property, equipment and improvements, net	19,488	20,808
Identifiable intangible assets, net	31,341	26,342
Goodwill	65,256	38,675
Other	2,026	1,093

Total assets	$224,736	$177,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$381	$414
Accounts payable	6,748	6,272
Accrued expenses	11,443	10,726
Income taxes payable	4,712	3,306

Total current liabilities	23,284	20,718

Capital lease obligations, net of current portion	725	1,181
Net deferred tax liabilities	6,897	2,195

Total liabilities	30,906	24,094

Total stockholders’ equity	193,830	153,537

Total liabilities and stockholders’ equity	$224,736	$177,631

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 8
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Twelve months ended
	September 30, 2006	September 30, 2006
Operating activities:
Net income	$3,015	$11,113
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	762	2,711
Amortization of identifiable intangible assets and other assets	2,111	7,855
In-process research and development	2,000	2,000
Stock-based compensation	547	2,289
Deferred income taxes	3,687	1,700
Other	692	256
Changes in operating assets and liabilities:
Accounts receivable	(122)	(818)
Inventories	(1,815)	(2,883)
Other assets	98	(195)
Accounts payable and accrued expenses	850	(1,988)
Income taxes payable	(4,993)	(1,357)

Net cash provided by operating activities	6,832	20,683

Investing activities:
Purchase of held-to-maturity marketable securities, net	8,235	(6,023)
Acquisition of MaxStream, Inc., net of cash acquired	(16,096)	(16,096)
Purchase of property, equipment, improvements and certain other intangible assets	(276)	(1,331)

Net cash used in investing activities	(8,137)	(23,450)

Financing activities:
Principal payments on long-term obligations	(118)	(490)
Borrowing on note payable	5,000	5,000
Payment on note payable	(5,000)	(5,000)
Tax benefit related to the exercise of stock options	241	726
Proceeds from stock option plan transactions	1,627	4,558
Proceeds from employee stock purchase plan transactions	209	764

Net cash provided by financing activities	1,959	5,558

Effect of exchange rate changes on cash and cash equivalents	598	(107)

Net (decrease) increase in cash and cash equivalents	1,252	2,684
Cash and cash equivalents, beginning of period	14,422	12,990

Cash and cash equivalents, end of period	$15,674	$15,674

Digi International Reports Fourth Quarter and Fiscal 2006 Results — Page 9
This release contains a non-GAAP disclosure for earnings per diluted share for the three month periods ended September 30, 2006 and 2005 and for the fiscal years ended September 30, 2006 and 2005, excluding the impact of stock based compensation expense, acquisition-related expenses, and the reversal of tax reserves associated with the closure of a French and IRS audit. Additional details related to these non-GAAP disclosures are provided in the Form 8-K that Digi filed with the Securities and Exchange Commission on the date of this earnings release.
The following table provides a reconciliation of the non-GAAP measures described above to the most directly comparable GAAP measure:
Reconciliation of Reported Earnings per Diluted Share to Earnings Per Diluted Share
Excluding Stock-Based Compensation Expense, Acquisition-Related Expenses, and Reversal of Tax Reserves
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net income	$3,015	$3,421	$11,113	17,665

Impact of stock-based compensation, net of taxes (1)	416	—	1,666	—

Impact of acquisition-related expenses, net of taxes (1)	2,099	—	2,095	300

Impact of reversal of tax reserves (1)	(1,002)	—	(1,002)	(5,689)

Net income, excluding stock-based compensation and acquisition-related expenses, net of taxes, and reversal of tax reserves (1)	$4,528	$3,421	$13,872	$12,276

Net income per common share, diluted	$0.12	$0.15	$0.46	$0.76

Impact of stock-based compensation, net of taxes (1)	0.02	—	0.07	—

Impact of acquisition-related expenses, net of taxes (1)	0.08	—	0.09	0.01

Impact of reversal of tax reserves (1)	(0.04)	—	(0.04)	(0.24)

Net income per common share, diluted, adjusted for impact of stock-based compensation and acquisition-related expenses, net of taxes, and reversal of tax reserves (1)	$0.18	$0.15	$0.58	$0.53

Weighted average shares, diluted	25,276	23,210	24,080	23,371

(1)	For purposes of this non-GAAP presentation, the net of tax amounts are calculated using the effective tax rates for the three months ended September 30, 2006 and for the twelve months ended September 30, 2006 and 2005, respectively.